SUPPLEMENT DATED OCTOBER 31, 2001

TO PROSPECTUS DATED MAY 1, 2001 FOR

INDIVIDUAL AND GROUP VARIABLE, FIXED AND MARKET VALUE

ADJUSTED DEFERRED ANNUITY CONTRACTS

SCUDDER DESTINATIONSSM ANNUITY

Issued By

KILICO VARIABLE ANNUITY SEPARATE ACCOUNT

and

KEMPER INVESTORS LIFE INSURANCE COMPANY

This Supplement describes variations to the Scudder DestinationsSM Annuity Prospectus that apply if you purchase your Contract in the State of Maryland. The changes are described below. Please read this Supplement carefully and keep it with your Prospectus for future reference.

MARKET VALUE ADJUSTMENT OPTION

The Market Value Adjustment Option ("MVA Option") described on pages 4 and 16 of the Prospectus is not an available option for Contracts purchased in the State of Maryland. Therefore, you may not allocate or transfer amounts to Guarantee Periods under the Contract. All references in the Prospectus to the MVA Option, Guarantee Period, Guarantee Period Value, Accumulated Guarantee Period Value, Guaranteed Interest Rate, Market Adjusted Value and Market Value Adjustment are deleted.

ANNUITY OPTIONS

The last sentence of the first paragraph under the section entitled "2. Annuity Options." appearing on page 33 of the Prospectus is revised to read as follows:

"In addition, if the first monthly payment is less than $20, we may change the frequency of payments to quarterly, semiannual or annual intervals so that each payment will be at least $20."

* * * * * * * * * * *

A current Prospectus dated May 1, 2001 for the Scudder DestinationsSM Annuity must accompany this Supplement.

For use in Maryland only